Exhibit 10.3
EMPLOYMENT CONTRACT
Armin Broger
THE UNDERSIGNED:
1.	Levi Strauss Nederland B.V., a private limited liability company having its registered office at Pilotenstraat 45 in (1059 CH) Amsterdam, The Netherlands, for the purposes hereof lawfully represented by Mr. Regis Mulot, referred to below as the ‘Employer’;
and
2.	Mr. Armin Broger, an Italian national, residing at Herman Gorterstraat 7 in Amsterdam, the Netherlands, referred to below as the ‘Employee’;
WHEREAS
•	Employer will employ Employee for the position of President of Levi Strauss Europe commencing on 26 February 2007;

•	Employee will be appointed as director (statutair directeur) of Levi Strauss Nederland B.V. and other business entities;
HAVE AGREED AS FOLLOWS
Article 1: Commencement and Term
The employment contract will commence on or after 26 February 2007 but on 31 March 2007 at the latest and is entered into for an indefinite period of time subject to any other agreement between the parties.
Article 2: WCOBC and Statement of Commitment
1.	The Employee declares that he has received a copy of the company’s Worldwide Code of Business Conduct (WCOBC) and Statement of Commitment, and that he accepts the content thereof.

2.	The provisions of the WCOBC and Statement of Commitment form an integral part of this employment contract.

3.	The Employer will be entitled to unilaterally amend the content of the WCOBC and Statement of Commitment, if and insofar as it has a weighty reason in doing so that is of such a nature that the Employee’s interests in all reasonableness and fairness must yield to the Employer’s interest, provided that this Employment Agreement will prevail in case of conflict.

Article 3: Position
1.	The Employee will hold the position of President of Levi Strauss Europe.

2.	The Employee’s position will have duties and responsibilities for managing the European division of Levi Strauss & Co. Currently comprising the following countries: Albania, Andorra, Austria, Belarus, Belgium, Bosnia/Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Lithuania, Luxembourg, Macedonia, Malta, Monaco, Netherlands, Norway, Poland, Portugal, Slovenia, Romania, Russia, San Marino, Serbia, Slovakia, Spain, Sweden, Switzerland, Ukraine, United Kingdom and dependent territories and Yugoslavia.

3.	The Employee will also perform duties in addition to those that are considered his usual duties, if such performance may be reasonably expected from him.

4.	Without the Employer’s prior written consent, the Employee will not during his employment term, alone or with others, directly or indirectly, establish, conduct or perform work for a business (whether or not for consideration) that competes with or creates a conflict of interest with the Employer’s business, whatever its form.

5.	The Employee, at the Employer’s request, will at all times perform work for a company affiliated with the Employer in addition to those that are considered his usual duties, if such performance may be reasonably expected from him.

6.	With regard to his duties, the Employee will report to the President and Chief Executive Officer.
Article 4: Working Hours and Workplace
1.	The workweek and office hours will be in accordance with Company Policy.

2.	The Employee shall carry out his duties from the offices of the Employer. The Employee shall make all trips necessary for the proper performance of his contract. The Employer may relocate the Employee’s workplace, if the company’s interests so require and if such may be reasonably expected from him giving his personal circumstances.

3.	The Employee holds a managerial position and/or a position of trust and, at the Employer’s request, will work overtime outside the normal working hours whenever a proper performance of his duties so requires. No remuneration will be paid for overtime work, commuting time or travelling time nor shall any compensation in that respect be due.
Article 5: Salary and Incentives
1.	The Employee will be entitled to a gross annual salary of EUR 725,000.00, inclusive vacation pay and 13th month under relevant laws.

2.	The salary will be reviewed upwardly annually by the Levi Strauss & Co. Board in accordance with Company Policy.

3.	The Employee will participate in the applicable Annual Incentive Plan (AIP) and Senior’s Executive Long-term Incentive Plan (SELTIP), a stock Appreciation Right’s program with a 3-year performance cycle. Grants fully vest and are settled in cast at the end of the performance cycle. A copy of the plans that currently apply are attached to this employment contract as Appendix I and II and are an integral part hereof. The granting of the bonus is at the Employer’s discretion. The Employee can in no event lay claim to a bonus that has not yet been granted, unless agreed otherwise herein. The granting of a bonus in any given year or during several years will not create a precedent for any subsequent years. Ongoing participation in these plans is intended at a similar level but will be subject to Company Policy and Board approval; in this connection, the parties explicitly refer to subparagraph 6, below.

4.	Employee’s ongoing participation rate in the AIP is 65% of his base salary per annum. However, the following exception will apply:
•	For 2007, on a one-time basis, his AIP participation rate will be 100%. This one-time (i.e. not to be repeated in future years) increase to his participation rate is intended to provide an additional incentive reward opportunity tied to both business and individual performance.
5.	In 2007, Employee will be eligible to receive a grant award of 100,000 SELTIP units with a target award value of US $ 1,500,000 (gross). The performance cycle for this grant will begin with the 2007 fiscal year. This award will be valued after the end of the 2009 fiscal year and will be paid during the first quarter of 2010.

6.	Similarly to any amendments imposed upon other employees and in accordance with the relevant plan, the Employer will be entitled to unilaterally amend the content of the AIP and SELTIP, insofar as they are harmed by the amendment, in all reasonableness and fairness must yield to the Employer’s interest.

7.	Employee acknowledges having been informed that the Human Resources Committee of the Board of Directors has recently approved implementation of a new long-term incentive plan for senior executives intended to replace the SELTIP and that he will be given the opportunity to forfeit his 2007 SELTIP grants in exchange for grant awards under the new program. Employee explicitly declares not objecting to such possibility.
Article 6: Payroll administration and hypo taxation
1.	The Employee will be on the payroll of Employer. The salary will be paid into the Employee’s Netherlands bank account. The Employee’s salary and benefits will be administrated according the policies, plans and programs of Employer.

2.	Should due to Employee’s responsibilities any part of his gross annual base salary, AIP, SELTIP benefits and other benefits in kind provided by Employer be subject to taxation outside the Netherlands the Employee will receive the gross annual base salary, AIP and SELTIP benefits, referred to in Article 5 hereof and any taxable benefits in kind provided by Employer, as a net guarantee salary and/or benefit as if he would be working 100% of his time in the Netherlands applying a 30% ruling on the gross annual salary, AIP and SELTIP benefits and other benefits in kind provided by Employer. Employer will in such case compensate the Employee for the missing tax benefit of the 30% ruling over (part of) his benefits. Any other local taxes due will be borne by the Employer as per the tax equalization guidelines. Employer will provide for and pay personal income tax return and tax planning assistance for Employee throughout the duration of the Employment Agreement. In connection with the Employee’s Dutch personal income tax return Employer’s advisers shall cooperate with the Employee’s advisers.

3.	Employee’s non-Dutch tax matters, to the extend relevant, will be handled by Employer’s external tax advisor to ascertain the impact which the Employee’s possible tax obligations outside the Netherlands could have on the Dutch tax situation. The external tax advisor will work with their Netherlands office to ensure that the Employee neither gains nor loses in terms of taxes and missing the 30% ruling over (part) of his income, for the duration of the employment taking into account that benefits of the 30% are for the account of the Employee. Should the granting in fringe benefits to the Employee have a negative impact on local tax return, the Employer will reimburse the additional taxes the Employee has to bear.

4.	Should Employee be subject to social security levies outside the Netherlands those costs will be for the account of the Employer.

5.	Employer and Employee will be jointly responsible for making the application and all filing requirements to the Dutch Tax Authorities for continued application of the 30% tax ruling immediately after signing of this Employment Agreement.
Article 7: Notice period
1.	The notice period to be observed in case of termination, unless in case of termination for urgent cause, shall be four (4) months for the Employee and eight (8) months for the Employer.

2.	The parties consider their agreement on severance payment, as reflected in article 7.3 up to 7.7, to be a settlement agreement (vaststellingsovereenkomst) as provided for in Section 7:900 of the Dutch Civil Code. Parties exclusively choose to apply Dutch law in this respect.

3.	If the Employer terminates the agreement for any reason (e.g., restructuring that results in a job elimination due to a significant reduction in job scope or layoff) other than an urgent cause or if the court terminates the employment agreement upon the initiative of the Employer other than for an urgent cause, the Employer and the Employee agree that the lump sum amount payable to the Employee, in any event, will be two times Employee’s Base Compensation (Base Pay plus AIP target) as at the time of premature termination. This severance amount will be payable upon termination of the Employment Agreement. Should the scope of Employee’s duties significantly change, to an extend that it cannot be expected from him to continue to be employed by Employer, whereas the Employer does not terminate the Employment Agreement and does not cure the change of scope of duties to a level compatible with the Employee’s position, the Employer and the Employee will mutually agree in good faith how the above severance should be payable should the Employee resign.

4.	If a court awards more than the contractual agreed severance amount as reflected in Article 7.3, Employee will not be entitled to the amount that exceeds the contractual agreed amount; if a court awards less, the difference between the contractual agreed amount and the amount granted by the court, will be paid to Employee. Employee shall in any event not be entitled to a higher severance payment than the amount reflected as contractual severance payment in Article 7.3.

5.	The total amount of severance pay will in no event exceed the gross salary, benefits and amounts payable to Employee would the Employee have been employed until reaching the age of 65.

6.	After Employer has paid Employee the compensation referred to in this Article, Employer (including any other affiliated companies) and Employee will have no further claims against each other, either inside or outside The Netherlands, with regard to the employment and/or corporate relationship, future bonus entitlements, or the (manner of) termination of the employment and/or corporate relationship, and shall grant each other in this respect full and final discharge provided that the Employer has paid Employee all benefits and amounts payable under this employment agreement and the AIP and SELTIP plans in accordance with this agreement and those plans.
Article 8: Expense Allowance
1.	The Employer will reimburse the Employee for expenses directly related to the performance of his work, but only insofar as that reimbursement may be provided tax free and premium free pursuant to the tax and social security legislation in force at any given time.

2.	A statement of expenses must be submitted to the Employer in line with Company Policies. Expenses can be claimed upon submission of the original receipt(s), specifying the business-related reason for which they were incurred. The Employer will pay the expenses within one month after the Employee has claimed them, provided that the statement of expenses is sufficiently itemized, accompanied by the original receipt(s) in line with Company Policy.
Article 9: Telephone and internet connection
1.	The Employer will place at the Employee’s disposal a cell phone, the cost of which will be born by Employer.

2.	The Employer will provide for a telephone and Internet connection at the Employee’s home. The Employer will bear the cost thereof, it being understood that the Employer will deduct wage tax and social security contributions in respect of the costs of private calls / fringe benefit resulting from the private use of the internet, should these be payable.
Article 10: Car
1.	For the performance of his work, the Employer will place at the Employee’s disposal — in conformity with the conditions contained in the company car plan a company car commensurate to the Employee’s seniority within the Employer based on Company Policy or alternatively reimburse the Employee for the use of his private car on the basis of Company Policy.

2.	If the Employee is ill for a period longer than six months, the Employer will be entitled to suspend the use of the company car/lease car until the Employee resumes work.

3.	The Employee undertakes to use the company car of which he has the disposal with due care and to have it maintained in accordance with Employer’s Car Policy and instructions of the leasing company/ manufacturer.

4.	The Employee shall be entitled to use the company car privately within reasonable limits. The benefit in kind resulting there from shall be subject to yearly revision by the Employer in function of the cost related to the private use of the car and/or the position of the tax administration.

5.	The Employee agrees that the withholding tax related to the benefit in kind shall be withheld on his remuneration at least once per calendar year.
Article 11: Pension
1.	For the duration of the employment contract, the Employer will either: (i) give the Employee the opportunity to take out pension insurance, subject to the Employer’s prior approval and annually contribute 12% of the Employee’s gross base salary, payable directly to the pension insurer on prior submission of the invoice to the Employer; or (ii) should the Employee opt not to take out a pension insurance pay 12% of the Employee’s gross base salary to the Employee, provided that such contributions (under either alternative) are permissible under tax law.

2.	It is understood that this amount will not be taken into account calculating any remuneration or amounts under Article 5, 6 and/or 7.3 hereof, and that no vacation pay is payable over this amount under any relevant law.
Article 12: Vacation
1.	Apart from compensatory rest days, the Employee will be entitled to 30 paid vacation days each calendar year.

2.	The Employee must timely inform the Board of Directors of the Employer, in writing, of his wishes with respect to the beginning and end of his vacation period.
Article 13: Illness and Occupational Disability
1.	If the Employee is unable to perform the agreed work due to illness, he will be obliged to inform the Employer thereof before 9.00 a.m. on the first day of illness, stating the reasons, the expected period of illness and the correct address at which he can be reached during that period. As soon as the Employee knows on what day he will be able to resume work, he will inform the Employer thereof immediately.

2.	Absences as a result of illness must remain justified for their entire duration by way of a medical certificate to be sent to the Employer within two working days following the day of the work incapacity or the day on which the period of work incapacity is extended.

3.	If the Employee is unable to perform the agreed work due to illness, he will remain entitled to continued payment of wages for a maximum period of 104 weeks or up to the date of termination of this contract if that date is earlier, on the basis of the following conditions:
•	during the first the 52nd week of illness four weeks of illness, the Employee remains entitled to 100% of the most recent gross base salary as stipulated in Article 5;

•	as of the 53rd week up and including the 104th week of illness, the Employee remains entitled to 70% of the most recent gross base salary as stipulated in Article 5.
With respect to each period in which the Employee is unable to perform the agreed work due to illness, the first day will be regarded as a qualifying day on which the Employee is not entitled to continued payment of wages.

4.	If the Employee’s occupational disability ensues from an event for which another is liable, the Employee must, upon request by Employer, immediately provide the Employer with all of the relevant information and do everything in his power to enable the Employer to exercise its right of recourse within the meaning of Article 6:107a of the Dutch Civil Code (Burgerlijk Wetboek).

5.	Employer will pay supplemental disability insurance (WIA) to safeguard continuation of 60% of the most recent gross base salary as stipulated in Article 5 in case of long-term disability.
Article 14: Health Insurance
1.	In accordance with the Dutch Health Care Insurance Act (Zorgverzekeringswet), the Employer will pay the Dutch Tax Authorities on behalf of the Employee the income-related contribution fixed by the government each year.

2.	The Employer will furthermore pay the Employee a monthly gross amount of EUR 400 for the basic and supplemental health insurance to be taken out by the Employee. For that purpose, the Employee must each year provide the Employer with a statement and/or copy of the policy showing the amount and components of the insurance premium due. That statement and/or policy must be approved by the Employer beforehand. If the Employee fails to provide that statement and/or policy or if the Employer does not approve that statement and/or policy, the Employer reserves the right to adjust amount of EUR 400, as stated or not to pay that premium at all.

3.	The Employer reserves the right to amend this Article unilaterally in the event of any amendment to the legislation on health insurances, without detriment to the Employee.

4.	Any taxation over these sums will be for the account of Employer.
Article 15: D&O Insurance
Employer will provide a D&O Insurance in accordance with Employer Policy.

Article 16: Life Insurance
Employer will provide a benefit of 4-year base salary in the event of Employee’s death subject to medical exam and the insurance policy terms.
Article 17: Confidentiality
1.	Neither during the term of the employment contract nor upon termination thereof may the Employee inform any third party in any form, directly or indirectly, of any particulars concerning or related to the business conducted by the Employer or its affiliated companies including but not limited to technical, financial and business information and models, names of potential clients or partners, proposed transactions, reports, plans, market prognoses, computer software, databases, data, technical knowledge or other confidential proprietary information concerning the Employer’s business, regardless of whether such information includes any reference to its confidential nature or ownership and regardless of how the Employee learned of the particulars.

2.	Other than for the benefit of the Employer within the scope of the normal work, the Employee may also not copy, compile, merge, assemble or process information, products or systems of the Employer or disassemble, reproduce or decompile the source code of the computer software included in those products or systems or attempt to deduce the source code of such software in any other manner.

3.	Violation of the prohibitions set out in this Article during the term of the employment contract will constitute an urgent reason for the Employer to summarily dismiss the Employee.
Article 18: Non-Competition Clause
1.	For the purposes of this clause ‘Termination Date’ shall mean the date of termination of this agreement for any reason (including, but not limited to, termination by the Employer).

2.	Because of the international scope of activities of the Employer, on the one hand, and the fact that the Employee performs activities which enable him, directly or indirectly, to obtain knowledge of practices which are particular to the Employer the use of which outside the Employer could be detrimental to the Employer, on the other hand; as a result, it is explicitly agreed as follows:

The Employee covenants with the Employer that he shall not, whether directly or indirectly, during his employment and for a period of six (6) months after the Termination Date, either into the service of the following competitors of the Employer: VF Corporation, Haggar, Tropical Sportsware International, CK Jeans, Guess, The Limited, Savane International Corporation, Nautica Enterprises, Liz Claiborne, Polo Jeans Company, The Gap, G-Star, Brax, Mustang and Hugo Boss, by which the Employee has the possibility to be in a position to harm the business of the Employer by using for the profit of these competitors the knowledge acquired whilst employed by the Employer within the business in the industrial or commercial sector and that is peculiar to that business.

3.	This non-competition clause set forth in subparagraph 2 is applicable in the following countries: France, Germany, Belgium, Ireland, Italy, Luxembourg, the Netherlands, Spain, Sweden, and the United Kingdom.

4.	In consideration for the restrictions set forth in subparagraph 2, the Employer shall pay to the Employee a one-time indemnity equal to the gross salary which the Employee would have earned for the period of the non-compete obligation, i.e. six (6) months gross salary, calculated on the basis of the salary that the Employee received immediately prior to the Termination Date, unless the Employer waives the application of this subparagraph 2 within 15 days following the Termination Date. In case the Employment Agreement were to be terminated with a prior notice period, the Employer shall indicate at the time of notification of the notice period by either the Employer or the Employee whether or not the non-competition clause shall be applicable.

5.	If the Employee breaches the provisions of this subparagraph 2, the Employee will repay the indemnity paid by the Employer and, in addition, shall pay an equivalent amount as indemnity, subject to the Employer’s right to claim a higher indemnity to the extent the existence and amount of such additional damages is legally justified.
Article 19: Ban on Recruitment
1.	Neither during the term of the employment contract nor for a period of 6 months after the termination thereof may the Employee, without the Employer’s prior written consent, directly or indirectly induce employees of the Employer or of a company affiliated with it to terminate their employment contracts, in order to compete in any way whatsoever with the Employer or a company affiliated with it.

2.	Without the Employer’s prior written consent, the Employee may not, either during the term of the employment contract or for a period of 6 months after the termination of the employment contract, directly or indirectly hire individuals or have them hired, offer or negotiate employment contracts or have them offered or negotiated, or conclude contracts in any other manner with regard to the performance of work, with individuals who are on the payroll of the Employer or of a company affiliated with it or who were so during the Employee’s employment with the Employer or a company affiliated with it.
Article 20: Sidelines
During the term of the employment contract, the Employee may undertake or hold any sidelines or additional posts, such as committee work, or managerial or other activities for associations, foundations, Board positions for commercial organisations or other organisations of an idealistic, cultural, sporting, political or other nature, whether or not for consideration, with the Levi Strauss/Board’s prior approval, which may be withheld, if it is plausible that such activities may affect the Employee’s full dedication to his duties within the Employer’s company, in terms of both time and attention. It is understood that Employee will be allowed to continue to serve on the board of Lego A/S and two more Board positions.

Article 21: Personal Data Protection
The Employee acknowledges that the Employer processes his personal data for the performance of the employment contract and/or provisions ensuing from or in relation to the employment relationship. The Employer uses the Employee’s personal data to comply with its statutory obligations, such as withholding wage tax and social security contributions, to maintain and improve effective personnel records, including payroll records and compliance with statutory obligations, to administer employee benefits, including insurance and pension provisions, and to administer programs and plans with respect to training and development, job assessment, compensation, planning and organization. For these purposes the Employer may also transfer the Employee’s personal data to other companies of the Employer located in countries inside and outside the European Union subject to the relevant data protection legislation. The Employer will take measures to ensure that the Employee’s personal data is secure, accurate and fully updated. The Employer will therefore ask the Employee from time to time to review and update the personal data it holds about him (although the Employee is welcome to review and update his personal data more or less frequently). The Employee may contact an HR assistant on a regular basis to check the accuracy of his personal data and to notify the Employer of any changes. In accordance with the Dutch Personal Data Protection Act (Wet Bescherming Persoonsgegevens) or any other applicable legislation, the Employer will hold the aforementioned information only for as long as it is appropriate with a view to the employment relationship between the parties or for as long as it is necessary to comply with any of its statutory obligations.
Article 22: Return of Property
Upon termination of the employment contract, the Employee will be obliged to immediately return to the Employer all property belonging to the Employer, including materials, documents, information copied in any form whatsoever, articles and keys. The Employee will also be obliged to return the company car that may have been made available to him within the framework of his position, in its original state, together with the accompanying keys, papers, vehicle registration certificate and other accessories.
Article 23: Intellectual Property Rights
1.	All intellectual property rights, including but not limited to patent rights, design rights, copyrights, neighbouring rights, database rights, trademark rights, chip rights, trade name rights and know-how, ensuing in the Netherlands or abroad, during or after this employment contract, from the work performed by the Employee under this employment contract (‘Intellectual Property Rights’) will exclusively vest in the Employer.

2.	Insofar as any Intellectual Property Rights are not vested in the Employer by operation of law, the Employee covenants that he will transfer to the Employer at the Employer’s first request to that effect and, insofar as possible, hereby transfers those rights to the Employer, which transfer is hereby accepted by the Employer.

3.	Insofar as any Intellectual Property Rights are incapable of being transferred from the Employee to the Employer, the Employee hereby grants the Employer the exclusive, royalty-free, worldwide, perpetual right, with the right to grant sublicenses, to use those Intellectual Property Rights in the broadest sense, which right is hereby accepted by the Employer.

4.	Insofar as any personal rights vest in the Employee and insofar as permitted by law, the Employee hereby waives all of his personal rights, including but not limited to the right to have one’s name stated pursuant to the Dutch Copyright Act of 1912 (Auteurswet 1912).

5.	The Employee will promptly disclose to the Employer all works, inventions, results, information and Intellectual Property Rights that ensue from his work under this employment contract and/or that are in any way relevant to the creation, protection and/or enforcement of the Intellectual Property Rights.

6.	During the term of this employment contract and after its termination, the Employee will perform all acts that are necessary to register the Intellectual Property Rights in the Employer’s name with any competent authority in the world.

7.	If the Employee is unable to provide the cooperation referred to in paragraphs 2 and 6 for any reason, he hereby grants the Employer an irrevocable power of attorney to represent him with respect to the assignment and registration of the Intellectual Property Rights referred to in paragraphs 2 and 6.

8.	The Employee acknowledges that his salary includes reasonable compensation for the loss of intellectual and industrial property rights.

9.	The Employee may not use the Intellectual Property Rights or the ensuing results for any purpose other than the performance of his work under this employment contract.

10.	The Employee guarantees that the results of his work and/or activities under this employment contract do not infringe upon any rights (including intellectual property rights) of third parties and that they are not unlawful vis-à-vis third parties in any other manner. The Employee will indemnify the Employer against any and all damage and costs ensuing from claims brought by third parties in that respect.

11.	The Employer will not be liable for damage incurred by the Employee in connection with the Employer’s use of inventions, designs, works, programs, documents, data, names, signs, know-how, materials or other achievements that the Employee discloses to the Employer during the term of this employment contract and that (i) fall outside of the scope of this employment contract or (ii) were created or developed prior to the conclusion of this employment contract.

12.	If this employment contract is terminated, the Articles governing the Intellectual Property Rights set out above will remain in effect after the termination of the employment contract.
Article 24: Residence
1.	Employee will be provided with a monthly allowance of EUR 2,500 net to apply towards an apartment near the headquarter to ease the burden of the Employee’s commute for as long as his family will continue to maintain its current residence. Employer will provide reimbursement of telephone and Internet connection for the Employee’s home.

2.	Employer will provide relocation at a later date than the effective date for Employee and his family should Employee wish to relocate in view of his responsibilities.

Article 25: Schooling Costs
Upon submission of the original invoices, Employer will pay the schooling costs for the education of Employee’s children education, currently estimated at EUR 45,000 per annum. Any unused amounts hereof can be applied by Employee for other costs incurred in relation to his professional activities.
Article 26: Legal Fees
Employer will pay, upon submission of the relevant invoice to Employer, the costs for legal and tax advice incurred by Employee in connection with his Employment Agreement up to EUR 10,000 excluding VAT.
Article 27: Legal Impediment
The Employee expressly declares that there is no legal or contractual impediment (other than his non compete covenant with his current employer) to his entering into the Employer’s service on the date set forth in article 1 nor to his performing the agreed upon activities.
Article 28: Nullity
Provisions of this agreement which would be held contrary to mandatory law shall be deemed separable and shall not affect the enforceability of any other provisions of this agreement.
Article 29: Previous agreements
This agreement sets forth the entire agreement between the parties and annuls and replaces to the extent contradictory all other contracts or agreements which may previously have been made or entered into.
Article 30: Applicable Law
The laws of the Netherlands will govern this employment contract and the appendices.
Drawn up in triplicate originals and signed in Amsterdam on 23/02/2007.

/s/ Regis Mulot	/s/ Armin Broger
Levi Strauss Nederland B.V.	Mr. Armin Broger
Regis Mulot
VP HR Europe

ADDENDUM TO THE EMPLOYMENT CONTRACT
THE UNDERSIGNED:
1.	Levi Strauss Nederland B.V., a private limited liability company having its registered office at Pilotenstraat 45 in (1059 CH) Amsterdam, The Netherlands, for the purposes hereof lawfully represented by Mr. Regis Mulot,

2.	Levis Strauss & Co Europe SCA/COM.VA, a limited liability company having its registered office at Avenue Arnaud Fraiteur, 15-23 in (1050) Brussels, Belgium, for the purposes hereof lawfully represented by Mr. Regis Mulot, VP HR Europe, referred to below as the ‘Employers’;
and
3.	Mr. Armin Broger, an Italian national, residing at Herman Gorterstraat 7 in Amsterdam, the Netherlands, referred to below as the ‘Employee’;
WHEREAS
•	Levi Strauss Nederland B.V. and the Employee entered into an employment contract for indefinite period for the position of President of Levi Strauss Europe, a copy of which is attached to this Addendum (referred to below as the ‘Employment Contract’);

•	The Employee will carry out his duties in this position not only for Levi Strauss Nederland B.V. but also for Levis Strauss & Co Europe SCA/COM.VA;

•	It is expected that the Employee will be about 35% of his working time at the offices of Levis Strauss & Co Europe SCA/COM.VA located in Brussels.
HAVE AGREED TO AMEND THE EMPLOYMENT CONTRACT AS FOLLOWS
Article 1
The Employee shall be jointly employed by the Employers, under the terms and conditions of the Employment Contract as amended by this Addendum. The Employers shall be jointly and severally liable to comply with all obligations resulting from the Employment Contract towards the Employee. The Employee shall be liable to comply with all obligations resulting from the Employment Contract towards both Employers.

Article 2
Article 6.1 of the Employment Contract is amended as follows: “Considering the working time spent at the offices located in Brussels, the Employee will be on the payroll of Levi Strauss Nederland B. V. for 65% of the agreed salary and on the payroll of Levis Strauss & Co Europe SCA/COM. VA for 35% of the agreed salary. The proportion of salary payment between the Employers may be adapted from time to time, depending on the duties performed on the territory of the different countries. The Employee’s salary and benefits will be administrated according to the policies, plans and programs of the Employers ”.
Article 3
According to Article 14, 2, b of the (EC) Regulation nr 1408/71, the Employee will be subject to the Dutch social security system as long as he keeps his residence in the Netherlands. The Employee will inform the Employers as soon as possible if he intends to move his residence to another country.
Article 4
All other provisions of the Employment Contract remain unchanged.
Drawn up in triplicate originals and signed in Amsterdam on 23/02/2007.

/s/ Regis Mulot	/s/ Armin Broger

Levi Strauss Nederland B.V.	Armin Broger
Regis Mulot

/s/ Regis Mulot Levis Strauss & Co Europe SCA/COM.VA
Regis Mulot
VP HR Europe
Attachment: Employment Contract (13 pages)

Incentive Benefits Agreement
     This Incentive Benefits Agreement (the “Agreement”) dated as of 23 February 2007 (the “Effective Date”) is by and among Armin Broger (the “Employee”), Levi Strauss Nederland B.V. (the “Employer”) and Levi Strauss & Co. (“LS&Co.”).
     Whereas, the Employee and the Employer have entered into an employment contract on 26 February 2007 (the “Employment Contract”) pursuant to which, among other things, the Employee will participate in the Levi Strauss & Co. Senior Executive Long-Term Incentive Plan (the “SELTIP”), a copy of which was attached to the Employment Contract;
     Whereas, in July 2006, LS&Co. adopted, and its stockholders approved, the Levi Strauss &Co. 2006 Equity Incentive Plan (the “EIP”);
     Whereas, the EIP, upon its adoption and approval, is the program under which senior executive officers of LS&Co., the Employer and other affiliates of LS&Co. will receive incentive compensation whose value is based on the fair market value of LS&Co. common stock; and
     Whereas, Article 5, Section 7 of the Employment Contract contemplated that a grant to the Employee of stock appreciation rights under the SELTIP might not be made and that a grant of stock appreciation rights under the EIP would be made instead.
     Now, Therefore, the Employee, the Employer and LS&Co. agree as follows:
     1. Grant of Stock Appreciation Rights under EIP. Employee shall not be granted stock appreciation rights under the SELTIP and instead, as contemplated by the Employment Contract, shall be granted, pursuant to the EIP, an award of stock appreciation rights targeted to have a value equal to $1.5 Million U.S. Dollars, subject to all applicable taxation. The target value of such award will be determined by the Board, in its sole discretion, in accordance with the guidelines previously used by the Board in making awards under the EIP. A copy of the EIP, the form of Stock Appreciation Right Grant Notice that will be used for such grant and a related Stock Appreciation Right Agreement are attached to this Agreement as Exhibit A.
     2. Modification of References. All references in the Employment Contract to the SELTIP and SELTIP units (in particular, those appearing in Article 5, Sections 3, 5, 6 and 7; Article 6, Section 2; and Article 7, Section 6) shall be deemed to be references to the EIP and stock appreciation rights thereunder, respectively.
     3. Choice of Law. The laws of the Netherlands shall govern the construction, validity and interpretation of this Agreement, without regard to that jurisdiction’s conflict of law rules.
     4. Entire Agreement. This Agreement, the Employment Contract, the EIP, the Stock Appreciation Right Grant Notice and the Stock Appreciation Right Agreement

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represent the entire agreement among the Employee, the Employer and LS&Co. with respect to the grant of stock appreciation rights to the Employee pursuant to the EIP and the absence of a grant of stock appreciation rights to the Employee pursuant to the SELTIP.
     This Agreement has been executed by the parties hereto as of the Effective Date.

/s/ Armin Broger

Armin Broger

Levi Strauss Nederland B.V.

By:	/s/ Regis Mulot

Its: Director

Levi Strauss & Co.

By:	/s/ R. John Anderson

Its: President and Chief Executive Officer

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